EXHIBIT 5.2

                                               October 6, 1994

Aetna Life and Casualty Company
151 Farmington Avenue
Hartford, Connecticut  06156

Aetna Capital L.L.C.
c/o Aetna Life and Casualty Company
    151 Farmington Avenue
    Hartford, Connecticut  06156

Ladies and Gentlemen:

               We have acted as special counsel to Aetna Life and Casualty Company, a Connecticut insurance corporation ("Aetna") and Aetna Capital L.L.C., a Delaware limited liability company (the "Company"), in connection with the preparation of the Registration Statement on Form S-3 (Registration Nos. 33-52819 and 33-52819-01) (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the contemplated issuance by the Company from time to time of up to $500,000,000 aggregate public offering price of preferred limited liability company interests (the "Preferred Securities"). Concurrently with the issuance of each series of Preferred Securities, the Company will loan the proceeds from the issuance thereof and of the related issuance of common limited liability company interests in the Company and related capital contributions to Aetna and to evidence such loans Aetna will issue and deliver to the Company a series of Aetna's subordinated debentures (the "Debentures"), issued pursuant to a Subordinated Indenture between Aetna and The First National Bank of Chicago, as trustee (as amended or supplemented, the "Indenture"), with terms corresponding to the terms of the related series of Preferred Securities. The payment of dividends declared by the Company, to the extent the Company has cash on hand legally available therefor, and payments on liquidation or redemption with respect to the Preferred Securities are guaranteed (the "Guarantee") by Aetna to the extent set forth in the Registration Statement.

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purpose of rendering this opinion.

               On the basis of the foregoing, we are of the opinion that:

               (1) When (i) the Registration Statement has become effective under the Securities Act, (ii) the Indenture has been duly executed and delivered, (iii) the terms of the Debentures and of their issuance and sale have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Aetna and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company and (iv) the Debentures have been duly executed and authenticated in accordance with the Indenture and duly issued and sold as contemplated by the Registration Statement and any prospectus supplement relating thereto, the Debentures will constitute valid and legally binding obligations of Aetna enforceable in accordance with their terms, subject to (a) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally, and (b) general principles of equity
(regardless of whether considered in a proceeding at law or in equity).

               (2) When (i) the Registration Statement has become effective under the Securities Act, (ii) the terms of the Preferred Securities and of their issuance and sale have been duly established in a written action (the "Action") in conformity with the Amended and Restated Limited Liability Company Agreement of the Company (the "LLC Agreement") so as not to violate any applicable law, the requirements of the LLC Agreement or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental or regulatory body having jurisdiction over the Company,
(iii) the LLC Agreement and the Action have been duly executed and delivered,
(iv) each holder of a Preferred Security (a "Preferred Member") acquires such Preferred Security and pays for such Preferred Security acquired by it, in accordance with the LLC Agreement and the Registration Statement, (v) the books and records of the Company set forth the names and addresses of all persons to be admitted as members of the Company, their contributions to the Company and the agreed value of the contributions of each member of the Company and (vi) the Preferred Securities are issued and sold to the Preferred Members in accordance with the Registration Statement and the LLC Agreement, the Preferred Securities will be validly issued and will be fully paid and non-assessable limited liability company interests in the Company, as to which the Preferred Members will have no liability solely by reason of being Preferred Members in excess of their obligations to make payments provided for in the LLC Agreement and their share of the Company's assets and undistributed profits (subject to the obligation of a Preferred Member to repay any funds wrongfully distributed to it).

               (3) When (i) the Registration Statement has become effective under the Securities Act, (ii) the Guarantee has been duly executed and delivered by Aetna, (iii) the Guarantee Agreement as so executed and delivered does not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon Aetna and complies with any requirement or restriction imposed by any court or governmental body having jurisdiction over Aetna and (iv) the Preferred Securities entitled to the benefits of the Guarantee Agreement have been duly issued and sold as contemplated by the Registration Statement and any prospectus supplement relating thereto, the Guarantee will constitute a valid and legally binding agreement of Aetna, subject to (1) bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other laws now or hereafter in effect relating to or affecting creditors' rights generally and the rights of creditors of insurance companies generally and (2) general principles of equity (regardless of whether considered in a proceeding at law or in equity).

               We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the States of New York and Delaware and the federal laws of the United States of America. To the extent that the foregoing opinion expresses conclusions as to matters of the laws of the State of Connecticut, we have, with your permission and without any independent investigation, relied on the opinion of Zoe Baird, Senior Vice President and General Counsel of Aetna.

               We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the heading "Validity of Securities." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                 Very truly yours,

                                 /s/ Davis Polk & Wardwell